UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2012

WRIGHT MEDICAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-32883	13-4088127
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

5677 Airline Road, Arlington, Tennessee	38002
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (901) 867-9971

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2012, we issued a press release announcing that Mr. Pascal E.R. Girin has been appointed to serve as our Executive Vice President and Chief Operating Officer with global operating responsibility for our business. Mr. Girin's start date will be the later of November 19, 2012 or the date his visa transfer is finalized.

Mr. Girin, age 52, previously served as President and Chief Executive Officer of Keystone Dental Inc. from February 2011 to June 2012. From October 2010 to February 2011, Mr. Girin served as Executive Vice President and Chief Operating Officer of Keystone Dental Inc. From July 2010 to September 2010, Mr. Girin served as Chief Operating Officer of ev3 Inc. following its acquisition by a wholly owned subsidiary of Covidien Group S.a.r.l. Prior to that time, Mr. Girin served as Executive Vice President and Chief Operating Officer of ev3 Inc. from January 2010 to July 2010, as Executive Vice President and President, Worldwide Neurovascular and International of ev3 Neurovascular Inc. from July 2008 to January 2010, as Senior Vice President and President, International of ev3 International from July 2005 to July 2008, and as General Manager, Europe of ev3 Inc. from September 2003 to July 2005. From September 1998 to August 2003, Mr. Girin served in various capacities at BioScience Europe Baxter Healthcare Corporation, most recently as Vice President. Mr. Girin received an engineering education at the French Ecole des Mines. From November 2010 until November 2, 2012, Mr. Girin had served as a director of Tornier, N.V., a publicly traded global medical device company, as well as a member of its Nominating, Corporate Governance and Compliance Committee.

With respect to the disclosure required by Item 401(d) of Regulation S-K, there are no family relationships between Mr. Girin and any of the Company directors or executive officers.

With respect to Item 404(a) of Regulation S-K, there are no relationships or related transactions between Mr. Girin and us that would be required to be reported.

The principal compensation terms of Mr. Girin's employment are as follows:

Base Salary. Mr. Girin will receive a base salary of $500,000.

Signing Bonus. Mr. Girin will receive a signing bonus of $300,000, subject to certain repayment obligations if Mr. Girin voluntarily leaves us within one year after the commencement of his employment.

Performance Incentive Bonus. Mr. Girin will be eligible to receive an annual performance incentive bonus pursuant to our Executive Performance Incentive Plan depending on whether, and to what extent, certain performance goals established by the Compensation Committee for such year have been achieved. The amount of the performance incentive bonus payable to Mr. Girin will be 75% of his annual base salary.

Long-Term, Equity-Based Incentives. As an inducement to his employment with us, Mr. Girin will receive an award of a non-qualified stock option to purchase up to 184,500 shares of our common stock pursuant to an Inducement Stock Option Grant Agreement (the “Inducement Agreement”) entered into by and between us and Mr. Girin. The exercise price of such options will be equal to the fair market value of our common stock on the day prior to the grant date. The stock option will vest and become exercisable in equal annual installments over a period of four years after the grant date, conditioned on Mr. Girin's continued employment. In the event of a change in control or the termination of Mr. Girin's employment by us without “cause,” by Mr. Girin for “good reason” or on account of Mr. Girin's death or disability, the stock option will immediately accelerate and become fully vested. The stock option has a ten year term and is subject to the terms and conditions of the stock option agreement pursuant to which the option was granted.

Additionally, Mr. Girin will receive an annual equity grant under our Equity Incentive Plan equal to 175% of his annual base salary, the composition of which shall be determined in the sole discretion of the compensation committee of the our Board of Directors.

Fringe Benefits. Mr. Girin will be eligible to participate in the fringe benefit programs, including those for medical insurance and retirement benefits that we generally furnish to our executive officers from time to time. Mr. Girin will be required to make any generally applicable employee contribution that is required under such fringe benefit programs. Mr. Girin will be reimbursed up to $1,000 for personal insurance premiums. Mr. Girin will also be entitled to receive reimbursement up to $5,000 for financial and tax planning and tax preparation.

Temporary Living Allowance and Home Travel. Mr. Girin will receive a monthly allowance of $8,000 for temporary housing and travel expenses, subject to certain repayment obligations if Mr. Girin's voluntarily leaves us within two years after the commencement of his employment. In the event that Mr. Girin's employment with us is terminated without cause during the first two years of his employment, we will provide relocation assistance to Mr. Girin and his family to return to France in an amount not to exceed $100,000.

Separation Pay Agreement. Mr. Girin will enter into a Separation Pay Agreement substantially in the form entered into with the Company's other executive officers, as described below.

On or about November 6, 2012, Messrs. Berry, Davis, Griffin and Stookey entered into a revised Separation Pay Agreement with us. These Separation Pay Agreements supersede and replace the executive officer's pre-existing separation pay agreement. Below is a brief description of the terms and conditions of each Separation Pay Agreement.

Each Separation Pay Agreement will continue until its third anniversary. Beginning on the second anniversary and each anniversary of the effective date thereafter, the term will be extended automatically for one additional year unless we or the executive officer provides notice of termination of the Separation Pay Agreement.

Under the terms of each Separation Pay Agreement, in the event that the executive officer is terminated for “cause” (as defined in the Separation Pay Agreement) or the executive officer terminates employment other than for “good reason” (as defined in the Separation Pay Agreement) we shall have no obligations other than payment of accrued obligations described below. In the event of an involuntary termination of the executive officer, we will be obligated to pay a separation payment and accrued obligations and provide benefits to the executive officer as described below.

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Accrued Obligations. Accrued obligations include (i) any accrued base salary through the date of termination, (ii) any annual cash incentive compensation awards earned but not yet paid, (iii) the value of any accrued vacation, (iv) reimbursement for any unreimbursed business expenses, and, (v) only in the case of an involuntary termination within one year after a change in control or a termination at any time by reason of death, an annual incentive payment at target for the year that includes the date of termination, prorated for the portion of the year that the executive officer was employed.

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Separation Payment upon Involuntary Termination. The total separation payment is the amount equal to the sum of the executive's base salary plus the executive's then current annual target bonus. In the event of an involuntary termination that occurs within one year of a change of control, the total separation payment is the amount equal to two times the sum of the executive's base salary plus the executive's then current annual target bonus. Half of the total separation payment amount will be payable at or within a reasonable time after the date of termination. The remaining half of the total separation payment amount will be payable in equal consecutive monthly installments beginning six months after the date of termination, with a final installment of the balance of the remaining half of the total separation payment to be made on or before March 15 of the calendar year following the year in which the date of termination.

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Benefits upon Involuntary Termination. The executive officer will also receive benefits that include (i) health and dental coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA), which we must pay for a period not exceeding twelve months, or eighteen months in the event of involuntary termination following a change in control, (ii) outplacement assistance and financial planning services for a period of one year, or two years in the event of in the event of involuntary termination following a change in control (iii) payment to continue insurance coverage equal to the annual supplemental executive officer insurance benefit provided to the executive officer prior to the date of termination, provided that in the event of an involuntary termination following a change in control the payment will be two times the amount otherwise paid, and (iv) reasonable attorneys' fees and expense if any such fees or expenses are incurred to enforce the Separation Pay Agreement following a change in control.

For purposes of each Separation Pay Agreement, involuntary termination will occur if we terminate the employment of the executive officer, other than for cause, disability, or death of the executive officer, or the executive officer resigns for good reason.

Each Separation Pay Agreement contains a provision that reduces payment under the Separation Pay Agreement to avoid taxation under Section 4999 of the Internal Revenue Code for “parachute payments” within the meaning of Section 280G of the Internal Revenue Code if such reduction results in a larger after-tax payment to the executive officer.

Under the terms of each Separation Pay Agreement, the executive officer makes certain covenants that impose future obligations on the executive officer regarding confidentiality of information, transfer of inventions, non-solicitation of our employees for a period of twelve months, and noncompetition with our business for a period of twelve months.

The foregoing summary of the Separation Pay Agreements of Messrs. Berry, Davis, Griffin and Stookey do not purport to be complete and are qualified in its entirety by reference to the Separation Pay Agreements, copies of which are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and are incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
10.1	Separation Pay Agreement, dated as of November 6, 2012, by and between Lance A. Berry and Wright Medical Group, Inc.
10.2	Separation Pay Agreement, dated as of November 6, 2012, by and between Timothy E. Davis and Wright Medical Group, Inc.
10.3	Separation Pay Agreement, dated as of November 6, 2012, by and between William L. Griffin and Wright Medical Group, Inc.
10.4	Separation Pay Agreement, dated as of November 6, 2012, by and between Eric A. Stookey and Wright Medical Group, Inc.
99.1	Press Release dated November 6, 2012, issued by Wright Medical Group, Inc.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 6, 2012

WRIGHT MEDICAL GROUP, INC.
By: /s/ Robert J. Palmisano
Robert J. Palmisano
President and Chief Executive Officer